Exhibit 4.3

April 1, 2004

Bank Hapoalim B.M.
Head Office
Attention: Mr. Doron Klauzner
41-45 Rothschild Boulevard
Tel Aviv 65784

Dear Mr. Klauzner,

Re:    Revised Proposal to amend the agreement signed between Gilat Satellite
Networks Ltd. (“Gilat”) and Bank Hapoalim B.M. (the “Bank”) on March 6, 2003
(the “Agreement”)

Further to our proposals dated March 21, 2004, March 23, 2004 and March 28, 2004 Gilat hereby wishes to propose to the Bank a revised proposal, which supersedes all past proposals, for amending the existing terms and conditions of the Agreement as follows:

1.     Reduction of the Rate of Interest (Section 6.1) – The rate of interest applicable to the Outstanding Balance: (i) for each Interest Period commencing from April 1, 2004 until March 31, 2008 shall be LIBOR plus 2% per annum, and (ii) for each Interest Period commencing from April 1, 2008 until the Final Maturity Date shall be LIBOR plus 1.5% per annum, instead of LIBOR plus 2.5% per annum as currently appears in the Agreement. This amendment shall take effect as of April 1, 2004 and shall apply to interest payments due and unpaid from that date onwards.

2.     Deferral of Principal Payment due in 2005 (Section 4) – The Principal Payment originally due to be paid by Gilat with regard to the year 2005 on June 30, 2005 scheduled according to the Agreement to July 1, 2005 shall be reduced to US$ 1,000,000, with the remainder deferred and only due for payment with the last payment under the Agreement.

The Principal Payment originally due to be paid by Gilat with regard to the year 2005 on December 31, 2005 scheduled according to the Agreement to January 1, 2006 shall be reduced to US$ 1,500,000, with the remainder deferred and only due for payment with the last payment under the Agreement.

3.     Deletion and/or amendment of certain of the “Covenants of the Borrower” (Section 15) –

3.1	Section 15.1 (“Reporting Requirements”) –

All sub-sections of this Section 15.1 shall be deleted and replaced with the following:

“(a)     within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year, consolidated balance sheet, quarterly profit and loss statements of the Borrower, as at the end of such fiscal quarter;
(b)     within ninety (90) days after the end of each fiscal year, consolidated balance sheets, consolidated profits and loss statements and cash flow of the Borrower as at the end of such fiscal year;
(c)     promptly after commencement thereof, but in no event later than three (3) Business Days after service of process with respect thereto on, or the obtaining knowledge thereof by the Borrower, written notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator involving the Borrower, Spacenet or Starband which is for an amount in excess of US$ 2,000,000;
(d)     within sixty (60) days after the end of each fiscal quarter, quarterly statements of backlog, profit and loss statements by business units, cash balances by Gilat’s major legal entities (i.e., Spacenet or Starband and any other major legal entity in which Gilat’s holdings have a value of $500,000 or more) and monthly cash flow data; and
(e)     promptly, any other reasonable and available financial information requested by the Lender.”

3.2	Section 15.20 (“Other Assurances and Financial Covenants”) – Sub-Section 15.20 shall be amended as follows:

–	Sub-Section 15 (b) (i) – “…the Shareholders’ Equity shall be positive” in place of: “…a Shareholders’ Equity to Total Assets ratio of no less than 15%"; and
–	Sub-Section 15 (b) (ii) – “..a minimum level of cash and cash equivalents (including restricted cash and any cash held in trust or in escrow) with a value of US$ 15,000,000 as part of its Current Assets in the years 2004 to 2006, US$ 20,000,000 in the years 2007 to 2009 and $25,000,000 thereafter”
in place of: “…a minimum level of cash and cash equivalents with a value of US$ 30,000,000 as part of its Current Assets”

4.     Provision of right of the Bank to demand the issue by Gilat of a Warrant – In return for the Bank’s consent to the above, the Bank will be entitled to provide written instructions to Gilat to issue a warrant or warrants (the “Warrant”) to the Bank or a holder (or holders) to be designated by the Bank (each, a “Holder”) in the form attached hereto as Appendix A, and in accordance with and subject to the terms set forth therein. The maximum exercise amount which may be paid under the Warrant shall be equal at any given time during the Exercise Interval (as defined below) to the then Outstanding Balance. The Exercise Interval shall mean July 1, 2004 until June 30, 2007. If the Bank shall designate that a Warrant be issued to a Holder, (a) the Bank shall inform Gilat of the aggregate exercise amount of the Warrant being issued to the Holder (which such amount shall be inserted into the blank space set forth in Section 1 of the attached form of the Warrant), and (b) Gilat shall not, and it waives its right to prepay any of the Outstanding Balance (in accordance with section 5. 2 of the Agreement) in the amount which following such prepayment will result in the Outstanding Balance being less than the aggregate exercise amount of the Warrant being issued to the Holder for a period of 30 days following the issuance of the Warrant.

In the event that in the course of a private placement investment by a third party in Gilat, during the period commencing from July 1, 2004 and terminating on June 30, 2007, and for an amount which exceeds US$ 20,000,000 (this amount does not include any amounts transferred by the Holder in consideration for any shares to be issued upon exercise of the Warrant (the “Shares”)), Gilat issues shares to such a third party, Gilat shall notify the Bank of such private placement and the Bank shall have the right to instruct Gilat to issue a Warrant to a Holder, with an exercise price equal to the same price per share offered to the third party. The Bank shall be entitled to utilize this right on the condition that it has notified Gilat in writing within 14 days following receipt of a notice from Gilat regarding the private placement investment.

The exercise amount to be paid upon exercise of the Warrant (the “Proceeds”) shall be deposited into a special purpose account of Gilat at the Bank in Israel which is duly pledged in favor of the Bank by way of a first-ranking fixed pledge and charge (the “Account”), in a manner satisfactory to the Bank.

The parties shall agree on irrevocable instructions pursuant to which within 2 days of the deposit of any Proceeds in the Account, the Proceeds shall be transferred to the Bank and the Outstanding Balance shall be reduced by the amount of Proceeds paid to the Bank. In the event of any prepayment performed by Gilat in accordance with the terms of this proposal the prepayment provisions of the Agreement in sections 5.2 and 5.3 shall not be applicable.

The Proceeds paid to Gilat shall be applied to reduce all future installments of the Principal due, on a pro-rata basis.

5.     Provision of right for Bank to require Registration Rights.

        5.1     (a) No later than 60 (sixty) days from receipt of a written request from the Bank, the Company shall prepare and file a Registration Statement on Form F-3 covering a resale offering of the RegistrableSecurities (as referred to in section 5.2 below) (the “Shelf Registration Statement”), and shall use its reasonable best efforts to cause the Shelf Registration Statement to be declared effective by the U.S. Securities and Exchange Commission (the “Commission”) as soon as reasonably practicable after filing thereof with the Commission. Except as set forth in subsection (b) below, the Company will use its best efforts to keep the Shelf Registration Statement effective under the U.S. Securities Act of 1933 (the “Act”) for a period of 36 months following the date the Shelf Registration Statement is declared effective by the Commission.

        (b)     Notwithstanding anything to the contrary herein, at any time after the Shelf Registration Statement has been declared effective by the Commission, the Company may delay the disclosure of material non-public information concerning the Company the disclosure of which at the time is not, in the good faith opinion of the Board of Directors of the Company and its counsel, in the best interest of the Company and, in the opinion of counsel to the Company, otherwise required (a “GRACE PERIOD”); provided, that the Company shall promptly (i) notify the Holder in writing of the existence of a Grace Period in conformity with the provisions of this Section (provided that in each notice the Company will not disclose the content of such material non-public information to the Holder) and the date on which the Grace Period will begin, and (ii) notify the Holder in writing of the date on which the Grace Period ends; and, provided further, that no Grace Period shall exceed ten (10) consecutive days and during any three hundred sixty five (365) day period such Grace Periods shall not exceed an aggregate of thirty (30) days and the first day of any Grace Period must be at least two (2) trading days after the last day of any prior Grace Period (each, an “ALLOWABLE GRACE PERIOD”). For purposes of determining the length of a Grace Period above, the Grace Period shall begin on and include the date the Holder receives the notice referred to in clause (i) and shall end on and include the later of the date the Holder receives the notice referred to in clause (ii) and the date referred to in such notice. The provisions of sub-section (a) hereof shall not be applicable during the period of any Allowable Grace Period.

        In addition, the Company shall not be required to keep the Shelf Registration effective between March 15 and June 30 of each year.

        (c)     The Bank shall take any and all necessary actions to limit each Holder of the Warrants from selling, in the aggregate, in any 90 day period, an amount of Shares in excess of the higher of (a) two percent (2.0%) of the Company’s outstanding and issued share capital or (b) the amount of shares which may be sold under the volume limitations of Rule 144, pursuant to the Shelf Registration Statement. The Bank shall be solely responsible for the enforcement of this subsection.

        (d)     Sections 11.2-11.4 which are referenced in Section 5.2 below shall apply to the Shelf Registration Statement.

        5.2     Gilat shall also agree to add the wording of the following Section 11 to one single Warrant to be issued by Gilat to a Holder, as to be requested in advance and in writing by the Bank at the time of providing Gilat with its request to issue a Warrant as set forth in Section 4 hereabove.

“.     For purposes of this Section 11, the following terms shall have the meanings set forth below:

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Commission” means the Securities and Exchange Commission or any other similar or successor agency of the United States government administering the Securities Act.

“Exchange Act” means the Securities Exchange Act of 1934, and any similar or successor federal statute, and the rules and regulations of the Commission thereunder, as in effect at the time.

“Offering” means the registration of the Company’s securities under the Securities Act for sale to the public.

“Person” means a corporation, an association, a trust, a partnership, a limited liability company, a joint venture, an organization, a business, an individual, a government or political subdivision thereof, or a governmental body.

“Prospectus” means the prospectus included in any Registration Statement, together with and including any amendment or supplement to such prospectus, covering the Offering of any portion of the Registrable Securities covered by a Registration Statement, and all material incorporated by reference in such Prospectus.

“Registrable Securities” means the Shares issued pursuant to this Warrant and any other securities held by the Holder, or securities issued by the Company to the Holder by means of exchange, reclassification, dividend, distribution, split-up, combination, subdivision, recapitalization, merger, spin-off, reorganization, or otherwise.

“Registration Statement” means a registration statement filed by the Company with the Commission covering Registrable Securities.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, together with the rules and regulations of the Commission promulgated thereunder, as in effect at the time.

11.	REGISTRATION RIGHTS

11.1	Demand Registration.

            (a)     If the Company shall receive a written request from the Holder, no later than June 30, 2007, that the Company prepare and file a Registration Statement on Form F-3 covering an Offering of such number of Registrable Securities, if any, then owned by the Holder (a “Demand Registration Statement”), then, provided that said Registrable Securities have an aggregate market value of at least US $2,000,000, the Company shall prepare and file such Demand Registration Statement within thirty (30) Business Days following the receipt of the aforesaid written request and use its reasonable best efforts to cause the Demand Registration Statement to be declared effective as soon as reasonably practicable after filing thereof with the Commission. The Company will use its best efforts to keep the Demand Registration Statement effective under the Securities Act for a period of 180 days. The Company shall only be required to effect one (1) Demand Registration Statement under this Section 11.1 pursuant to the Holder’s demand rights.

        11.2     Expenses. Except as provided below, all expenses incident to the Company’s performance of or compliance with this Section, including, but not limited to, registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger expenses, telephone and delivery expenses, and fees and disbursements of counsel to the Company and of independent certified public accountants of the Company, will be borne by the Company. The Company will also pay its internal expenses, the expense of any annual audit and the fees and expenses of any Person retained by the Company. The Holder shall pay all fees and disbursements of counsel to the Holder, all fees, commission and discounts with respect to the sale of any Registrable Securities and any transfer taxes incurred in respect of such sale.

        11.3     Indemnification By The Company. In connection with a Registration Statement, the Company will indemnify and hold harmless the Holder, and its directors, officers, employees, agents, affiliates, successors and assigns (each, a “Holder Indemnitee,” and collectively, the “Holder Indemnitees”) from and against any and all losses, claims, damages, liabilities, debts, obligations, monetary damages, judgments, fines, fees, penalties, interest obligations, deficiencies, and expenses, interest, court costs, reasonable costs of investigators, reasonable fees and expenses of attorneys, accountant, financial advisors, engineers and other expenses, and other expenses of litigation (“Losses”) incurred or suffered in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted to which any Holder Indemnitee may become subject under the Securities Act, the Exchange Act, the Israel Securities Law, or other federal, state or Israeli securities law or regulation, at common law or otherwise, insofar as such Losses arise out of, result from or are based upon (a) any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement, Prospectus, preliminary prospectus, or any amendment or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (b) any violation by the Company of the Securities Act, the Exchange Act, the Israel Securities Law or other federal or state or Israeli securities law applicable to the Company and relating to any action or inaction required of the Company in connection with such registration.

        11.4     Indemnification By Holder. If the Holder sells Registrable Securities under a Prospectus that is part of a Registration Statement, the Holder will indemnify and hold harmless the Company, its directors and each officer who signed such Registration Statement and each Person who controls the Company (within the meaning of Section 15 of the Securities Act) (each, a “Controlling Person”) under the same circumstances as the foregoing indemnity from the Company to the Holder but only to the extent that such Losses arise out of or are based upon any untrue or allegedly untrue statement of a material fact or omission or alleged omission of a material fact that was made in the Prospectus, the Registration Statement, a preliminary prospectus, or any amendment or supplement thereto, in reliance upon and in conformity with written information relating to the Holder furnished to the Company by the Holder specifically for use therein. In no event will the aggregate liability of the Holder exceed the amount of the net proceeds received by the Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation. Such indemnity will remain in full force and effect regardless of any investigation made by or on behalf of the Company or such officer, director, employee or Controlling Person, and will survive the transfer of such securities by the Holder. “

6.     Gilat emphasizes that its proposal and agreement to the content of this letter is subject to the approval of its Shareholders, as well as the Office of the Chief Scientist and the Investment Center of the Ministry of Trade, if indeed required, to be obtained (or declined) not later than April 29, 2004. The parties agree that this amendment shall only come into effect following receipt of all of the above approvals and in the event that all such approvals are not received by April 29, 2004 then this proposal and amendment shall be considered null and void for all purposes.

7.     Gilat shall pay for the fees and expenses of legal counsel to the Bank in connection with the negotiation and preparation of this Agreement up to an amount equal to US$10,000.

8.     Capitalized terms used herein shall have the meaning depicted in the Agreement.

9     If these terms are acceptable to the Bank please add your signature at the place provided below by no later than April 1, 2004. Upon signature of this document by the Bank and following receipt of approvals from Gilat’s Shareholders as well as the Office of the Chief Scientist and the Investment Center of the Ministry of Trade, if indeed required, the Agreement shall be considered amended and shall reflect the issues set forth herein.

10.     All terms and conditions of the Agreement not specifically amended herein shall remain and continue in full force and effect.

Very truly yours, /S/ Shlomo Rodav —————————————— Shlomo Rodav Chairman Gilat Satellite Networks Ltd.

/S/ Yaron Suher —————————————— Yaron Suher Vice President, Financial Planning and Treasury Gilat Satellite Networks Ltd.

We, Bank Hapoalim B.M., hereby acknowledge and agree to the above.

/S/ Avi Levi ——————————————	/S/ T. Cohen ——————————————	04/04/2004 ——————————————

Name: Title:	Date:

Appendix A

GILAT SATELLITE NETWORKS LTD.

WARRANT

Issuance Date:

    1.        (a) Exercise of the Warrant. Upon payment by the holder (the “Holder”) of this Warrant of the Exercise Amount (as defined below) during the Exercise Period (as defined below), in one or more installments of no less than US$10,000,000 (ten million US dollars) each, but in no event in excess of $____________ (the “Maximum Amount”), Gilat Satellite Networks Ltd. (“Gilat” or the “Company”) shall issue fully paid and nonassessable Ordinary Shares (the “Shares”) to the Holder in an amount equal to the Exercise Amount set forth in the Notice below divided by the Exercise Price, subject to any adjustments pursuant to Section 3 of this Warrant.

For purposes of this Warrant, the term Exercise Period shall mean within 30 days from the Issuance Date which shall be no earlier than July 1, 2004 and no later than June 30, 2007 (the “Exercise Interval”). The term Exercise Price shall mean the average of the closing sale prices of the Shares, as published by the NASDAQ over the thirty (30) consecutive trading days immediately preceding the day of the Notice (as defined below) (i.e., not including the closing sale price on the date of the Notice) plus 1%, however in no event shall the price for purposes of calculating the “Exercise Price” be less than US$7.50 per Share or be in excess of either: (i) US$ 21.00 per Share if the Notice was provided during the period commencing on July 1, 2004 and terminating on June 30, 2005, (ii) US$ 30.00 per Share if the Notice was provided during the period commencing on July 1, 2005 and terminating on June 30, 2006 and (iii) US$ 40 US$ per Share if the Notice was provided during the period commencing on July 1, 2006 and terminating on June 30, 2007.

        In order to exercise this Warrant, the Holder must satisfy all of the following requirements: (1) complete and sign an irrevocable exercise notice substantially in the form attached hereto as Annex A hereto (the “Notice”) and submit it to Gilat no later than 2 Business Days than the date of the Notice by hand delivery, (2) surrender this Warrant, or part thereof to Gilat within three working days from the date of the Notice, (3) pay the Exercise Amount (4) pay any tax, if required, in connection with the exercise of this Warrant and (5) in the event that the Holder is a non-Israeli entity or individual, sign any documents required by the Office of the Chief Scientist, if required to enable the issue of the Shares to the Holder. Gilat shall issue a new Warrant for the balance of the Maximum Amount in the name of the Holder, if any, subject to the terms as set forth in this Warrant.

    (b)        In the event that in the course of a private placement investment by a third party in Gilat, during the Exercise Interval, and for an amount which exceeds US$ 20,000,000 (this amount does not include any amounts transferred by the Holder in consideration for the Shares as set forth herein), Gilat issues shares to such a third party, Gilat shall enable the Holder, to exercise the Exercise Amount into Shares based on the same price offered to the third party. The Holder shall be entitled to utilize this right on the condition that it has notified Gilat in writing within 14 days following receipt of a notice from Gilat regarding the contemplated private placement investment and the Exercise Amount it intends to apply to this transaction.

    2.        Fractional Shares; Interest and Dividends. Gilat will not issue fractional Shares upon exercise of all or any portion of this Warrant. In lieu thereof, Gilat will round the number of Shares up to the nearest whole number of Shares.

    3.        Adjustment to Exercise Price. In the event that the Company shall issue shares to its shareholders as a result of a split-off, spin-off or the like, or in the event that, during the 30 day period immdiately prior to the Notice, the Company determines that certain shareholders shall be entitled to receive a dividend or other distribution, then the Company shall only complete such issuance or other action if, as part thereof, allowance is made to protect the economic interest of the Holder either by increasing the number of Shares or by procuring that the Holder shall be entitled, on economica lly proportionate terms, to acquire additional shares of the spun-off or split-off entities.

4.     (a) Reorganization, Mergers or Consolidations. If at any time from time to time there is a capital reorganization of Gilat (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section) or a merger or consolidation of Gilat with or into another corporation, then, as a part of such reorganization, merger or consolidation, provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant, the number of shares or other securities or property of Gilat, or of the successor corporation resulting from such merger or consolidation, to which a holder of Ordinary Shares deliverable upon conversion would have been entitled on such capital reorganization, merger or consolidation. In any such case (except to the extent any cash or property is received in such transaction), appropriate adjustment shall be made in the application of the provisions of this Subsection and Gilat’s Articles of Association with respect to the rights of the Holder after the reorganization, merger or consolidation to the end that the provisions of this Subsection and Gilat’s Articles of Association (including adjustment of the Conversion Shares) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable.

    (b)        If the Shares issuable upon the exercise of this Warrant are changed into the same or a different number of shares of any class or classes of shares, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or share dividend or a reorganization, merger or consolidation provided for elsewhere in this Section), then and in any such event the Holder shall have the right thereafter to exercise this Warrant and the Company shall protect the economic interest of the Holder either by increasing the number of Shares, if appropriate or by procuring that the Holder shall be entitled, on economically proportionate terms upon the exercise to those terms it would have enjoyed would it have exercised the same Exercise Amount immediately prior to the such recapitalization, reclassification or change, all subject to further adjustment as provided herein and under Gilat’s Articles of Association.

    5.        Gilat to Reserve Shares. Gilat shall at all times reserve and keep available, free from pre-emptive rights, out of its authorized but unissued Ordinary Shares, solely for the purpose of issuance of the Shares as herein provided, a sufficient number of Ordinary Shares to permit the exercise of this Warrant at a price of no less than US$7.50 per Share or a lower price as contemplated by Section 1(b). All Shares which may be issued upon exercise of this Warrant shall be duly authorized, validly issued, fully paid and non-assessable when so issued.

    6.        Certificates and Legends.

    (a)        All certificates for Shares issued by Gilat to the Holder pursuant to this Warrant shall be subject to such restrictions as Gilat may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed or interdealer quotation system upon which the Shares are then quoted, and any applicable federal or state securities laws. Gilat may place a legend or legends on any such certificates to make appropriate reference to such restrictions, as set forth here below.

    (b)        Legends. It is understood that the certificates evidencing the Shares will bear the legends set forth below:

        THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

The legend set forth above shall be removed by Gilat from any certificate evidencing Shares upon delivery to Gilat of an opinion by counsel, reasonably satisfactory to Gilat, that a registration statement under the 1933 Act is at that time in effect with respect to the legended security or that such security can be freely transferred in a public sale without such a registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which Gilat issued the Shares.

    (c)        Gilat will deliver the applicable share certificates relating to the Shares, to the Holder, within thirty (30) days from the date of receipt by Gilat of the Notice based on the Exercise Price set forth by the Holder in the Notice. In the event Gilat’s calculation of the Exercise Price is different from that of the Holder, Gilat shall notify the Holder of such in writing within seven (7) days from receipt of the Notice. In the event the parties cannot agree on the Exercise Price within three (3) days from the date of Gilat’s response, the Holder may request the withdrawal of its Notice within two (2) business days thereafter. If no such request is received Gilat shall be entitled to amend the Exercise Price as set forth in the Notice to reflect the calculation performed by Gilat.

    7.        Taxes. The Holder shall pay any taxes (or bear any liability in therefor, in the case of taxes required to be withheld by Gilat under applicable law) in connection with the exercise of this Warrant, other than stamp taxes.

    8.        Warrant Confers No Rights of Shareholder. The Holder shall not have any rights as a shareholder of Gilat with regard to the securities issuable hereunder prior to actual exercise hereunder.

    9.        Representations and Warranties.

        Gilat represents and warrants to the Holder as follows:

(a)	This Warrant has been duly authorized and executed by Gilat and is a valid and binding obligation of Gilat enforceable in accordance with its terms.

(b)	The registered share capital of Gilat as of April 1, 2004 is NIS 5,500,000, divided into 27,500,000 Shares of nominal value NIS 0.20 each, of which 22,225,146 are issued and outstanding. A proposal will be brought to the Annual General Meeting of Gilat’s Shareholders on April 29, 2004 to increase the registered share capital by an additional NIS 2,000,000, to be divided into 10,000,000 Shares with a nominal value of NIS 0.20 each.

(c)	The Shares are duly authorized and reserved for issuance by Gilat and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and not subject to any preemptive rights applicable in the event of the issuance of new securities by Gilat.

(d)	The execution and delivery of this Warrant is not, and the issuance of the Shares upon exercise of this Warrant in accordance with the terms hereof will not be, inconsistent with Gilat’s Articles of Association, do not and will not contravene any law, governmental rule or regulation, judgment or order applicable to Gilat, and, except for consents that have already been obtained by Gilat do not and will not conflict with or contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument of which Gilat is a party or by which it is bound or require the consent or approval of, the giving of notice to, the registration with or the taking of any action in respect of or by, any state or local government authority or agency or other person.

    10.        Successors and Assigns. This Warrant may not be assigned by the Holder without the prior written consent of Gilat.

    11.        Governing Law; Submission to Jurisdiction. This Note shall be governed by and shall be construed in accordance with the laws of the New York. Each party irrevocably submits to the exclusive jurisdiction of the courts in New York with any dispute arising out of or in connection with this Warrant.

IN WITNESS WHEREOF, Gilat has caused this Warrant to be duly executed on the date first written above.

Gilat Satellite Networks Ltd.

By: ____________________________
Title: __________________________

Annex A

EXERCISE NOTICE

        To Gilat Satellite Networks Ltd. (“Gilat”)

        The undersigned owner of the Warrant issued on _________ (the “Warrant”) hereby irrevocably exercises the option to pay to Gilat US$ _________ (the “Exercise Amount”) in exchange for the issuance by Gilat of Shares in accordance with the terms of the Warrant, and directs that the shares issuable and deliverable upon exercise, be issued in the name of and delivered to the undersigned. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all additional transfer taxes payable with respect thereto.

We have calculated the Exercise Price, as defined in the Warrant, at US$ _____ per Share.

Date:

By: ___________________ Title: __________________